October 29, 1996

SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, N. W.
Judiciary Plaza
Washington, D. C.  20549

RE:  United Cash Management, Inc.
     Post-Effective Amendment No. 30

Dear Sir or Madam:

In connection with the filing of the above-referenced Post-Effective Amendment, I hereby represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Yours truly,



Sharon K. Pappas
General Counsel

SKP:fr